Exhibit 10.71

AMENDMENT

THIS AMENDMENT is made as of March 1, 2007 and amends the Employment Agreement effective June 28, 2006, as amended (the “Employment Agreement”) between DENDRITE INTERNATIONAL, INC. (“Dendrite” or the “Company”) and CARL COHEN (“Employee”). Unless defined in this Amendment, capitalized terms used in this Amendment will have the meaning set forth in the Employment Agreement.

WHEREAS, the Company and the Employee are parties to the Employment Agreement and wish to amend the Employment Agreement; and

WHEREAS, the Compensation Committee of the Board has determined it to be in the best interests of the Company and its shareholders for the Company to commit to certain executives of the Company facing potential excise tax liability, that certain payments shall be made in the event such liability exists upon the consummation of any Change of Control;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment, the Company and the Employee agree as follows:

1.             Section 4(f) of the Employment Agreement is restated in its entirety to provide as follows:

“(f)          Notwithstanding anything else herein to the contrary, in the event that the Company’s certified public accountants (or another of the “big four” certified public accounting firm, if the Company’s certified public accountants may not provide such service due to independence or other considerations) (the “Accountants”) determine that any actual or potential payment or distribution by the Company to or for the benefit of the Employee (whether paid, payable, distributed or distributable to the Employee, whether under this Agreement or otherwise) (a “Payment”) would likely subject the Employee to the imposition of an excise tax under Section 4999 of the Code (or any similar successor provision) (“Section 4999”), then the Company shall pay to the Employee an amount (the “Tax Gross-Up Payment”), to be calculated by the Accountants, designed and calculated to fully negate the tax impact of any excise tax and any potential interest or penalties related thereto and any expenses incurred attributable to any claim contest or notice of alleged deficiency or alleged underpayment imposed (or to be imposed) upon the Employee as a result of Section 4999.  Any such Tax Gross-Up Payment will take into account the federal, state and local income, employment and excise tax consequences of the Tax Gross-Up Payment, including the additional impact of Section 4999 on the Tax Gross-Up Payment itself.  The Employee shall be deemed to pay federal, state and local taxes at the highest marginal rate of taxation for the applicable calendar year.  The estimated Tax Gross-Up Payment due the Employee with respect to any Payment shall be paid to the Employee in a lump sum not later than thirty (30) business days after such Payment is provided to the Employee.  In the event that the Tax Gross-Up Payment is less than the amount actually due to the Employee under this Section 4(f) the amount of any such shortfall, plus applicable additional interest or penalties related thereto and any expenses incurred attributable to any claim contest or notice of alleged deficiency or alleged underpayment, shall be paid to the Employee within ten (10) days after the existence of the shortfall is discovered.  In the event the Tax Gross-Up Payment is more than the amount actually due the Employee under this Section 4(f), the Employee shall repay the amount of such overpayment to the Company within a reasonable time after the overpayment is discovered.”

2.             Except as expressly modified by this Amendment, all of the terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment as of the first date written above.

DENDRITE INTERNATIONAL, INC.

/s/ Christine Pellizzari
Name:	Christine Pellizzari
Title:	Senior Vice President, General Counsel and Secretary

/s/ Carl Cohen
Carl Cohen